Exhibit 10.3

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”), entered into as of May 15, 2019, sets forth the terms and conditions of an award (this “Award”) of restricted stock units (“Units”) granted by TimefireVR Inc., a Nevada corporation (the “Company”), to Jonathan Read (the “Recipient”).

BACKGROUND

The Company owes the Recipient compensation for performing services for the Company in the amount of $35,000 (the “Compensation”). The Company and the Recipient agree that in exchange for the Compensation owed to Recipient, the Company will grant the Recipient Units pursuant to this Agreement.

Now, therefore, In consideration of the promises contained in this Agreement, the parties agree as follows:

1. Award. The Recipient has been granted as of the date of this Agreement (the “Grant Date”) the right to receive 50,000,000 shares of common stock (the “RSUs”) subject to adjustment under Section 10. Any certificates issued following vesting of the Units shall contain an appropriate restrictive legend.

2. Delivery. The Units are fully vested. The Units shall be paid in the form of shares of the Company’s common stock (“Common Stock”) with delivery of the Common Stock to take place on the second anniversary of the Grant Date (the “Delivery Date”).

3. Rights. Except as provided in Section 10, the Recipient will receive no benefit with respect to any cash or stock dividend, or other distributions. Further, the Recipient will have no voting rights with respect to the Units until the shares of Common Stock are issued on the Delivery Date.

4. Forfeiture. Notwithstanding any other provision of this Agreement, at the option of the Board of Directors or the Compensation Committee, the Units shall be immediately forfeited in the event of:

(a) Purchasing or selling securities of the Company in violation of the Company’s inside information guidelines then in effect;

(b) Breaching any duty of confidentiality including that required by the Company’s inside information guidelines then in effect;

(c) Competing with the Company;

(d) Being unavailable for consultation after ceasing to perform services for the Company employ if such availability is a condition of any agreement between the Company and the Recipient; or

(e) Recruitment of Company personnel after termination of the Recipient’s relationship with the Company, whether such termination is voluntary or for cause;

5. Restriction on Transfer. The Recipient shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Units prior to the Delivery Date.

6. Securities. In order to enable the Company to comply with the Securities Act of 1933 (the “Securities Act”) and relevant state law, the Recipient acknowledges that the Units are being acquired for his own account, for investment only, with no view to the distribution of same, and that any subsequent resale of the Units either shall be made pursuant to a registration statement under the Securities Act of 1933 and applicable state law, or pursuant to an exemption from registration thereunder.

7. Tax Withholding. The Recipient acknowledges and agrees that the Company may require the Recipient to pay, or may withhold from sums owed by the Company to the Recipient, any amount necessary to comply with the minimum applicable withholding requirements that the Company deems necessary to comply with any federal, state or local withholding requirements for income and employment tax purposes.

8. No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences of this Award to the Recipient and will not be liable to the Recipient for any adverse tax consequences arising in connection with the delivery of the common stock.  The Recipient has been advised to consult with his own personal tax, financial and/or legal advisors regarding the tax consequences of this award.

9. 409A Compliance. The provisions of this Agreement and the issuance of the shares of Common Stock underlying the Units is intended to comply Internal Revenue Code Section 409A. In the event that the Recipient is a "specified employee" (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation subject to the six-month delay requirement described in Code Section 409A(2)(b), then no such payment or benefit shall be made before six months after the Recipient's "separation from service" (as described in Section 409A) (or, if earlier, the date of the Recipient's death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period.

10. Adjustments. The number of shares of Common Stock deliverable under this Agreement are subject to adjustment from time to time upon the occurrence of any of the events specified in this Section 10. For the purpose of this Section 10, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company, however designated, that has the right to participate in any distribution of the assets or earnings of the Company without limit as to per share amount (excluding, and subject to any prior rights of, any class or series of preferred stock).

(a) In case the Company shall (i) pay a dividend or make a distribution in shares of Common Stock to holders of shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock other securities of the Company, then the number and kind of securities issuable on such date, shall be proportionately adjusted so that the Recipient hereafter shall be entitled to receive the aggregate number and kind of shares of Common Stock (or such other securities other than Common Stock) of the Company, the Recipient would have been entitled to receive by virtue of such dividend, distribution, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) In case the Company shall fix a record date for the making of a distribution to all holders of Common Stock of cash, evidences of indebtedness or assets, or subscription rights or warrant (including any such distribution made in connection with a consolidation or merger in which the Company is the surviving corporation), the Recipient shall be entitled to receive such distribution as if he owned shares of Common Stock as of such record date.

(c) In the event that at any time, as a result of an adjustment made pursuant to Section 10(c) above, the Recipient shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, thereafter the number of such other shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in this Section 10.

(d) If the Company merges or consolidates into or with another corporation or entity, or if another corporation or entity merges into or with the Company (excluding such a merger in which the Company is the surviving or continuing corporation and which does not result in any reclassification, conversion, exchange, or cancellation of the outstanding shares of Common Stock), or if all or substantially all of the assets or business of the Company are sold or transferred to another corporation, entity, or person, then, as a condition to such consolidation, merger, or sale (any a “Transaction”), the Company shall require the surviving entity to assume this Agreement and provide the Recipient with the equivalent number of shares on the same terms and conditions.

(e) In case any event shall occur as to which the other provisions of this Section 10 are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Agreement in accordance with the essential intent and principles hereof, then, in each such case, the Company shall effect such adjustment, on a basis consistent with the essential intent and principles established in this Section 10, as may be necessary to preserve, without dilution, the rights represented by this Agreement.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 10, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Agreement and prepare a certificate setting forth such adjustment, including a statement of the adjusted number or type of capital stock or other securities deliverable under this Agreement, describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Recipient and to the Company’s Transfer Agent.

11. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or by email as follows:

The Recipient:	To the Recipient at the address on the signature page of this Agreement

The Company:	Red Cat Propware, Inc.
Cobian Plaza Office Building
1607 Ponce de Leon Ave, Suite 407
San Juan, PR 00909
Attn: Jeffrey Thompson, CEO

or to such other address as either of them, by notice to the other may designate from time to time.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile or email (PDF) signature.

13. Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

14. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected hereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

15. Entire Agreement. This Agreement represents the entire agreement and understanding between the parties solely with respect to the award and supersedes all prior negotiations, understandings, representations (if any), and agreements made by and between the parties. Each party specifically acknowledges, represents and warrants that they have not been induced to sign this Agreement.

16. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Nevada without regard to choice of law considerations.

17. Headings. The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

18. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, except to the extent a party is seeking equitable relief, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Las Vegas, Nevada (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

[Signature Page Attached]

 IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date aforesaid.

WITNESSES:	TIMEFIREVR INC.

________________________________	By: /s/ Gary Smith
Gary Smith, Director

RECIPIENT

_____________________________	/s/ Jonathan Read
Jonathan Read

Address:
7960 E. Camelback Rd
#511
Scottsdale, AZ 85251

[Signature Page to the RSU Agreement]